Exhibit 99.1

Tesco Corporation Reports Q4 2008 and Record 2008 Results

For Immediate Release

Trading Symbol:

“TESO” on NASDAQ

February 26, 2009

Houston, Texas—Tesco Corporation (“TESCO” or the “Company”) today reported net income for the quarter ended December 31, 2008 of $12.0 million, or $0.31 per diluted share. This compares to net income of $6.6 million, or $0.18 per diluted share, for the fourth quarter of 2007, and net income of $17.6 million, or $0.46 per diluted share, for the third quarter of 2008.

Revenue was $139.4 million for the quarter ended December 31, 2008, compared to revenue of $124.4 million for the comparable period in 2007 and $140.0 million in the third quarter of 2008.

Summary of Results

(in millions of U.S. $, except per share amounts)

U.S. GAAP—Unaudited

	Quarter 4		Quarter 3	Year Ended December 31,
	2008	2007	2008	2008	2007
Revenues	$139.4	$124.4	$140.0	$534.9	$462.4

Operating Income	16.9	13.3	25.4	75.7	48.5

Net Income	12.0	6.6	17.6	52.9	32.3

EPS (diluted)	$0.31	$0.18	$0.46	$1.40	$0.86

Adjusted EBITDA* (as defined)	$28.7	$18.9	$34.9	$115.9	$79.2

*	See explanation of Non-GAAP measure below

Commentary

Julio Quintana, TESCO’s Chief Executive Officer, commented “We are very pleased with our Q4 and full year 2008 results. While we expect 2009 to be a challenging economic time, we are confident that our solid financial position and focus on operating efficiencies will enable TESCO to endure an economic downturn and prepare for the future. While our Q4 2008 margins were impacted by the recent adverse market conditions, our overall financial performance remained strong; 2008 was a record year for us in terms of revenues, operating income and operating cash flows. We increased our revenues in all three of our operating segments and reduced our outstanding debt by over $31 million.

We ended the year with a backlog of 65 top drive units. This is down from 77 units at September 30, but it represents about two quarters of production for us. We are pleased with the performance of our employees and will count on them to help us through the current economic downturn.”

Segment Information

(in millions of U.S. $)

Unaudited

	Quarter 4		Quarter 3	Year Ended December 31,
	2008	2007	2008	2008	2007
Revenues:
Top Drives:
Sales	$43.1	$33.9	$46.0	$164.1	$127.6
Aftermarket Support	17.1	15.5	17.0	65.3	51.9
Rental	29.8	28.3	27.7	112.0	109.7

	90.0	77.7	90.7	341.4	289.2

Tubular Services*:
Conventional	16.8	26.2	18.9	79.4	92.9
Proprietary	26.2	14.2	23.9	87.1	65.7

	43.0	40.4	42.8	166.5	158.6
CASING DRILLINGTM*	6.4	6.3	6.5	27.0	14.6

Total Revenues	$139.4	$124.4	$140.0	$534.9	$462.4

Operating Income**:
Top Drives	$26.1	$20.6	$32.1	$108.3	$80.7
Tubular Services	5.0	5.2	7.4	22.0	23.7
CASING DRILLINGTM	(3.4)	(2.2)	(3.1)	(12.6)	(14.1)
Research and Engineering	(2.9)	(3.5)	(2.6)	(11.0)	(12.0)
Corporate/Other	(7.9)	(6.8)	(8.4)	(31.0)	(29.8)

Total Operating Income	$16.9	$13.3	$25.4	$75.7	$48.5

*

Effective December 31, 2008, we began reporting our CASING DRILLINGTM operations as a distinct operating segment separate from our Tubular Services business and we have recast prior periods to be presented consistently with this structure.

**

Operating income for the Top Drive, Tubular Services and CASING DRILLINGTM segments reflect a change in methodology used to allocate indirect costs. Total Operating Income did not change. This change in methodology will be more fully described in Note 12 of the Form 10-K to be filed for the year ended December 31, 2008.

Q4 2008 Financial and Operating Highlights

Top Drives Segment

•

Revenues from the Top Drive segment for Q4 2008 were $90.0 million, down slightly from the record revenues of $90.7 million in Q3 2008, primarily due to a decrease in used Top Drive sales. Top Drive sales for Q4 2008 included a record number of new units (37 new units sold and 1 from the rental fleet). This compares to 38 units sold in Q3 2008 (32 new units sold and 6 from the rental fleet) and 29 units sold in Q4 2007 (20 new and 9 from the rental fleet).

•

During Q4 2008, we built and delivered 8 units to our rental fleet (in addition to the 37 new third party units). Our rental fleet now stands at 126 units as of December 31, 2008 compared to 119 units at September 30, 2008 and 110 units at December 31, 2007.

•

At December 31, 2008, Top Drive backlog was 65 units, with a total value of $57 million, versus 77 units at September 30, 2008, with a total value of $72 million. This compares to a backlog of 38 units at December 31, 2007 with a total value of $39 million.

•

Operating days for the Top Drive rental fleet decreased to 5,808 for Q4 2008 compared to 6,014 in Q3 2008 and 5,978 in Q4 2007, primarily due to units being removed from our rental fleet in preparation for sale and the timing of new rental units being activated.

•

Our Top Drive operating margins were 29% in Q4 2008 compared to 35% in Q3 2008 and 27% in Q4 2007. The margin decrease compared to Q3 2008 is a result of fewer sales of used top drive units (1 in Q4 2008 compared to 6 in Q3 2008) and costs incurred to prepare additional used units for sale, partially offset by increased rental margins. The increase from last year is primarily as a result of better margins in top drive sales and in our after-market sales and service business.

Tubular Services Segment

•

Revenues from the Tubular Services segment for Q4 2008 were $43.0 million, an increase of $0.2 million from Q3 2008 primarily related to an increase in the number of proprietary jobs, but offset by a decline in our conventional revenues. We performed a record total of 540 proprietary casing running jobs in Q4 2008 compared to 496 in Q3 2008 and 348 in Q4 2007. We remain focused on converting the market to running casing with our proprietary CDSTM technology. As demand for our proprietary services increases, we expect our conventional revenue base to continue to decline.

•

Operating Income in our Tubular Services segment for Q4 2008 was $5.0 million, compared to $7.4 million in Q3 2008 and $5.2 million in Q4 2007. Q4 2008’s operating income was unfavorably impacted by pricing pressures that squeezed revenues while costs increased due to increased labor and fuel prices associated with the increase in proprietary jobs performed.

CASING DRILLINGTM Segment

•

CASING DRILLINGTM revenue in Q4 2008 was $6.4 million, compared to $6.5 million in Q3 2008, and $6.3 million in Q4 2007. The slight decrease in Q4 2008 compared to Q3 2008 was primarily due to lower revenue in North America.

•

Operating Loss in our CASING DRILLINGTM segment for Q4 2008 was $3.4 million, compared to $3.1 million in Q3 2008 and $2.2 million in Q4 2007. Q4 2008’s operating loss was impacted by increased costs associated with delivering CASING DRILLINGTM services around the world and weaker than expected revenues, particularly in North America. Q4 2007 included income of $1.0 million for the cancellation of a job in the North Sea.

Other Segments and Expenses

•

Corporate costs for Q4 2008 were $7.9 million, compared to $8.4 million for Q3 2008. This decrease was primarily due to lower bonus accruals in Q4. Total Selling, General and Administrative costs in Q4 2008 amounted to $12.1 million compared to $12.6 million in Q3 2008, also due to the lower bonus accruals recorded in Q4.

•	Research and Engineering costs for Q4 2008 of $2.9 million were up $0.3 million from Q3, primarily due to patent applications made during Q4 2008.

•

Other Income and Expense, excluding net interest expense, for Q4 2008 totaled income of $1.4 million, compared to expense of $0.3 million for Q3 2008. Other Income for Q4 2008 included a gain of $1.1 million related to foreign exchange valuations. Other Expense for Q3 2008 included a loss of $0.4 million related to foreign exchange valuations.

Financial Condition

•

At December 31, 2008, cash and cash equivalents decreased to $20.6 million from $23.1 million at December 31, 2007, while debt decreased during the same period by $31.2 million. Our net debt[1] of $29.0 million at December 31, 2008 represents a net debt to book capitalization of 8%[2]. Net debt was $57.7 million at December 31, 2007 and $45.6 million at September 30, 2008.

•

Total capital expenditures were $21.6 million in Q4 2008. Total capital expenditures for 2008 were $79.3 million. The majority of our capital expenditures in 2008 have been directly related to our strategy to grow and revitalize our Top Drive rental fleet by selling older rental units and replacing them with newer, higher performance models as well as the continued expansion of our proprietary products. We project our total capital expenditures for 2009 to be approximately $40 to $50 million.

[1]	Net debt is calculated by subtracting cash and cash equivalents from the sum of long term debt plus the current portion of long term debt.
[2]	Net debt to book capitalization is calculated by dividing net debt by the sum of net debt plus shareholders’ equity.

2008 Financial and Operating Highlights

Top Drive Segment

•	Top Drive sales for 2008 were 137 units (118 new and 19 from the rental fleet). This compares to 122 units sold in 2007 (102 new and 20 from the rental fleet).

•

Operating days for the Top Drive rental fleet increased to 23,171 in 2008 compared to 23,086 in 2007. This increase was primarily due to an increase in the number of rental units in our fleet, offset by down time as units were removed from the rental fleet in preparation for sale prior to new rental units being mobilized and added to the rental fleet.

•	Our Top Drive Operating Income increased to $108.3 million, an increase of $27.6 million as compared to 2007, primarily due to increased sales and after-market support activities.

Tubular Services Segment

•

Tubular Services revenues were $166.5 million for 2008, an increase of $7.9 million over 2007, primarily due to increased revenues from our proprietary services, offset by a decline in conventional services as we shift our focus to our proprietary product offerings.

•	For 2008, we completed 1,971 proprietary casing running jobs compared to 1,406 in 2007, an increase of 40%.

•

Operating Income for 2008 from Tubular Services was $22.0 million, a decrease of $1.7 million from 2007, primarily due to the combination of competition and inflationary pressures for labor, fuel and insurance which negatively impacted margins.

CASING DRILLINGTM Segment

•

CASING DRILLINGTM revenues for 2008 were $27.0 million, an increase of $12.4 million or 85%, from $14.6 million in 2007. This growth was related to significantly increased demand for our CASING DRILLINGTM services in Latin America and the Middle East, as well as North America.

•

Operating Loss in our CASING DRILLINGTM business for 2008 was $12.6 million, compared to a loss of $14.1 million in 2007. As we continue to build a global market for this business and gain critical mass, we expect our margins to continue to improve.

Other Segments and Expenses

•

Corporate and Other costs for 2008 totaled $31.0 million compared to $29.8 million in 2007. This increase was primarily due to increased incentive accruals related to improved financial performance, increased salary expenses and increased legal expenses due to the status of certain ongoing litigation.

•	Research and Engineering expenses for 2008 totaled $11.0 million, down from $12.0 million in 2007. However, we continue to invest in our CASING DRILLINGTM and other proprietary technologies.

•	Our effective tax rate for 2008 was 27% compared to 24% in 2007. The 2008 effective tax rate was higher due to changes in the values of our deferred tax assets in Canada.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter of 2008 and year-end results tomorrow (Friday, February 27, 2009) at 10:00 a.m. CST. Individuals who wish to participate in the conference call should dial US/Canada (866) 433-0163 or International (706) 679-3976 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 85911359. The conference call and all questions and answers will be recorded and made available until March 27, 2009. To listen to the recording call (800) 642-1687 or (706) 645-9291 and enter conference ID 85911359. The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.tescocorp.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company’s strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas.

For further information please contact:

Julio Quintana (713) 359-7000

Bob Kayl (713) 359-7000

Tesco Corporation

Non-GAAP Measures - Adjusted EBITDA (as defined below)

	Quarter 4		Quarter 3	Year Ended December 31
(in millions of U.S. $)	2008	2007	2008	2008	2007
Net Income	$12.0	$6.6	$17.6	$52.9	$32.3
Income Taxes	5.3	2.2	6.4	19.3	10.2
Depreciation and Amortization	8.7	6.9	8.4	33.2	27.0
Net Interest expense	1.0	1.4	1.1	4.2	3.2
Stock Compensation Expense-non-cash	1.7	1.8	1.4	6.3	6.5

Adjusted EBITDA	$28.7	$18.9	$34.9	$115.9	$79.2

Our management evaluates Company performance based on non-GAAP measures, of which a primary performance measure is EBITDA. EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

•

it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•

it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense) from our operating results; and

•

it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses EBITDA:

•

as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenues, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers’ exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry), risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to “Part I, Item 1A – Risk Factors” in our annual report on Form 10-K to be filed for the year ended December 31, 2008 and “Part II, Item 1A – Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2008, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION

(Millions of U.S. Dollars, except share and per share information)

COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)
REVENUE	$139.4	$124.4	$534.9	$462.4

OPERATING EXPENSES
Cost of Sales and Services	107.5	96.8	399.2	357.9
Selling, General and Administrative	12.1	10.8	49.0	44.0
Research and Engineering	2.9	3.5	11.0	12.0

	122.5	111.1	459.2	413.9

OPERATING INCOME	16.9	13.3	75.7	48.5
Interest Expense, net	1.0	1.4	4.2	3.1
Other (Income) Expense, net	(1.4)	3.1	(0.7)	2.9

INCOME BEFORE INCOME TAXES	17.3	8.8	72.2	42.5
Income taxes	5.3	2.2	19.3	10.2

NET INCOME	$12.0	$6.6	$52.9	$32.3

Earnings per share:
Basic	$0.32	$0.18	$1.42	$0.88
Diluted	$0.31	$0.18	$1.40	$0.86
Weighted average number of shares:
Basic	37,508,940	36,842,042	37,221,495	36,604,338
Diluted	38,130,859	37,474,760	37,832,554	37,403,932

COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and Cash Equivalents	$20.6	$23.1
Accounts Receivable, net	97.7	87.9
Inventories	96.0	117.4
Other Current Assets	24.6	24.8

Current Assets	238.9	253.2
Property, Plant and Equipment, net	209.0	169.8
Goodwill	28.7	29.8
Other Assets	16.6	20.1

	$493.2	$472.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long Term Debt	$10.2	$10.0
Accounts Payable	38.9	49.7
Accrued and Other Current Liabilities	44.5	31.1

Current Liabilities	93.6	90.8
Long Term Debt	39.4	70.8
Deferred Income Taxes	8.2	6.4
Shareholders’ Equity	352.0	304.9

	$493.2	$472.9